Exhibit 99.1

Election of Paul E. Washington as New Independent Director

FHLBank is pleased to announce that Paul E. Washington has been elected to FHLBank’s Board of Directors as an Independent Director, beginning July 2, 2021. Mr. Washington is Executive Vice President of IMA Financial Group, Inc., Denver, Colorado. Mr. Washington was elected to serve the remainder of the directorship made vacant by the resignation of Independent Director Richard S. Masinton, which expires December 31, 2021.